Exhibit 99.1

Broadwind Names Jeanette Press to Board of Directors

Cicero, Ill., March 27, 2023 — Broadwind, Inc. (Nasdaq: BWEN, or the “Company”), a diversified precision manufacturer of specialized components and solutions serving global markets, today announced the appointment of Ms. Jeanette A. Press to its Board of Directors (the “Board”), effective March 22, 2023. With the appointment of Ms. Press, the Board returned its size to seven members, six of whom are independent.

Ms. Press will serve as a member of the Board effective immediately, and the Board has determined to nominate Ms. Press for re-election as a director at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”). She will also serve as a member of both the Audit and the Governance/Nominating committees of the Board.

“Jeanette is a results-driven executive with proven expertise leading business transformation, corporate development and financial reporting at respected public companies of scale,” stated Cary B. Wood, Chairman of the Board. “Following a months-long director search process, Jeanette was unanimously selected by our Governance/Nominating Committee to join our Board. Her knowledge and insights will be of significant value to our business, positioning us to drive further long-term value creation for our stockholders.”

ABOUT JEANETTE PRESS

Ms. Press served as the Chief Financial Officer, Controller and Principal Accounting Officer for CMC Materials, Inc. (“CMC”) (Nasdaq: CCMP), a global supplier of consumable materials primarily to semiconductor manufacturers from November 2021 until CMC’s merger with Entegris in July 2022. In that role, Ms. Press led the company’s global functions of internal audit, tax, treasury, FP&A, accounting and financial reporting. Since June 2020, Ms. Press has served as CMC’s Controller and Principal Accounting Officer. While at CMC, Ms. Press utilized her financial expertise on transforming the finance organization, strategic acquisitions and acting as the key finance leader in the sale of CMC to Entegris. Ms. Press currently serves as a Senior Advisor on the integration of the two companies. Ms. Press previously served as Vice President, Controller and Principal Accounting Officer for Univar Solutions, a global chemical distributor, and USG Corporation, a manufacturer and distributor of high-performance building systems. Prior to USG, Ms. Press served 13 years in the audit practice at KPMG, LLP. Ms. Press also serves on the board and is chair of the advancement committee for The Conservation Foundation, a not-for-profit land and watershed conservation organization, dedicated to preserving and restoring open space, protecting rivers and watersheds, and promoting environment stewardship, and is an advisory board member for the Loyola University Accounting program. Ms. Press graduated magna cum laude with a B.B.A. in Accounting from Loyola University. She is a licensed CPA and a certified board director by the National Association of Corporate Directors.

ABOUT BROADWIND

Broadwind (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. With facilities throughout the U.S., our talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

FORWARD-LOOKING STATEMENTS

This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company’s current expectations regarding its future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, its management. Forward looking statements include any statement that does not directly relate to a current or historical fact. The Company has tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

The Company’s forward-looking statements may include or relate to the Company’s beliefs, expectations, plans and/or assumptions with respect to the future of the Company’s operations and its ability to continue to execute on its strategies and grow its business organically. These statements are based on information currently available to the Company and are subject to various risks, uncertainties and other factors that could cause the Company’s actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements including, but not limited to, those set forth under the caption “Risk Factors” in Part I, Item 1A of the Company’s most recently filed Form 10-K and the Company’s other filings with the U.S. Securities and Exchange Commission (the “SEC”). The Company is under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause the Company’s current beliefs, expectations, plans and/or assumptions to change. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with its upcoming 2023 Annual Meeting. The Company intends to file a definitive proxy statement and a WHITE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2022 annual meeting of stockholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at http://investors.bwen.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2023 Annual Meeting. Stockholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at http://investors.bwen.com.

CORPORATE CONTACT

Noel Ryan, IRC

investor@bwen.com